EXHIBIT 5(D)

                         Skyline Sub-Advisory Agreement
                         ------------------------------


                            (Select Value Portfolio)


                 SKYLINE ASSET MANAGEMENT SUB-ADVISORY AGREEMENT

                             ASSIGNMENT AND CONSENT


     THIS ASSIGNMENT AND CONSENT ("Assignment") is made as of this 31st day of January, 1996, by and among PRINCIPAL PRESERVATION PORTFOLIOS, INC. ("Principal Preservation"), a Maryland corporation which is a series, open-end, management investment company registered under the Investment Company Act of 1940, B.C. ZIEGLER AND COMPANY ("B.C. Ziegler"), a registered investment adviser which presently serves as the investment adviser to Principal Preservation's Select Value Portfolio, ZIEGLER ASSET MANAGEMENT, INC. ("ZAMI"), a registered investment adviser which is an affiliate of B.C. Ziegler, and SKYLINE ASSET MANAGEMENT, L.P. ("Skyline"), a registered investment adviser which presently serves as sub-adviser to Principal Preservation's Select Value Portfolio.


                                    RECITALS

     WHEREAS, B.C. Ziegler and ZAMI are each wholly-owned subsidiaries of The Ziegler Companies, Inc.;

     WHEREAS, B.C. Ziegler presently serves as investment adviser to Principal Preservation's Select Value Portfolio pursuant to the terms of a May 1, 1989 Investment Advisory Agreement by and between Principal Preservation and B.C. Ziegler (the "Investment Advisory Agreement"), and Skyline presently serves as sub-adviser to Principal Preservation's Select Value Portfolio pursuant to the terms of an August 30, 1995 Sub-Advisory Agreement by and among Principal Preservation (on behalf of the Select Value Portfolio), B.C. Ziegler (as investment adviser to the Select Value Portfolio), and Skyline (the "Sub-Advisory Agreement");

     WHEREAS, in connection with a restructuring and realignment, The Ziegler Companies, Inc. is consolidating all of its investment advisory operations within ZAMI, and therefore, by the mutual consent of B.C. Ziegler, ZAMI and Principal Preservation, the Investment Advisory Agreement this day is being assigned from B.C. Ziegler to, and is being assumed by, ZAMI;

     WHEREAS, in a consistent fashion, the parties to this Assignment wish to express their intention and consent to the Assignment by B.C. Ziegler of all of its duties and obligations under the Sub-Advisory Agreement to ZAMI, and for ZAMI to assume and agree to perform all of B.C. Ziegler's duties and obligations under the Sub-Advisory Agreement;


                                    AGREEMENT

     NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties hereto, the parties hereto agree as follows:

     1. ASSIGNMENT AND ASSUMPTION OF SUB-ADVISORY AGREEMENT. Effective at the close of business on January 31, 1996, B.C. Ziegler hereby assigns, conveys, and transfers all of its rights, duties and obligations under the Sub-Advisory Agreement to ZAMI, and ZAMI agrees to become bound by the terms and conditions of the Sub-Advisory Agreement and to assume, discharge, perform and become liable for the performance of all of B.C. Ziegler's duties and obligations under the Sub-Advisory Agreement. Principal Preservation and Skyline each hereby consent to such assignment and assumption. Accordingly, from and after the close of business on January 31, 1996, the Sub-Advisory Agreement shall continue in full force and effect with all duties and obligations of B.C. Ziegler thereunder being deemed duties and obligations of ZAMI as though Principal Preservation and Skyline had executed such Sub-Advisory Agreement with ZAMI, and all rights of B.C. Ziegler under such Sub-Advisory Agreement shall be deemed rights of ZAMI enforceable by ZAMI. In short, each and every reference to B.C. Ziegler in the Sub-Advisory Agreement shall be deemed instead a reference to ZAMI.

     2. EFFECT OF ASSIGNMENT. The parties acknowledge and intend that, because (among other factors) B.C. Ziegler and ZAMI are under the common control of The Ziegler Companies, Inc., this Assignment and Consent does not result in an "assignment" (as that term is defined in the Investment Company Act of 1940) of the Sub-Advisory Agreement which would bring about its automatic termination.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment to be executed on its behalf by its duly authorized officer as of the date and year written above.


                                   PRINCIPAL PRESERVATION PORTFOLIOS, INC.


                                   By:  /s/ R.D. Ziegler
                                        -------------------------------------
                                        R. D. Ziegler, President


                                   B.C. ZIEGLER AND COMPANY


                                   By:  /s/ Peter D. Ziegler
                                        -------------------------------------
                                        Peter D. Ziegler, President


                                   ZIEGLER ASSET MANAGEMENT, INC.


                                   By:  /s/ Geoff Maclay
                                        -------------------------------------
                                        Geoff Maclay, President and CEO


                                   SKYLINE ASSET MANAGEMENT, L.P.


                                   By:  /s/ Geoffrey P. Lutz
                                        --------------------------------------
                                        Geoffrey P. Lutz, Principal, Marketing


                             SUB-ADVISORY AGREEMENT


     AGREEMENT made as of the 30th day of August, 1995, by and among PRINCIPAL PRESERVATION PORTFOLIOS, INC. (the "Fund"), a Maryland corporation, B.C. ZIEGLER AND COMPANY (the "Adviser"), and SKYLINE ASSET MANAGEMENT, L.P. (the "Sub-Adviser"), a Delaware limited partnership.


                                 R E C I T A L S

     WHEREAS, Mesirow Asset Management, Inc. ("Mesirow") has provided investment advisory services to the Fund's Select Value Portfolio since the commencement of its operations on August 23, 1994 pursuant to the terms of a Sub-Advisory Agreement (the "Present Sub-Advisory Agreement"), dated as of August 23, 1994, by and among the Fund (on behalf of the Select Value Portfolio), the Adviser and Mesirow;

     WHEREAS, there presently is pending a transaction (the "Transaction") in which Mesirow would transfer substantially all of the assets of its institutional business (including its rights and obligations under the Present Sub-Advisory Agreement) to the Sub-Adviser;


     WHEREAS, under the provisions of the Investment Company Act of 1940 (the "Act"), consummation of the Transaction will cause the Present Sub-Advisory Agreement to terminate automatically concurrent with such consummation; and

     WHEREAS, the parties to the Present Sub-Advisory Agreement desire and intend for the Sub-Adviser, as the successor to Mesirow's business, to continue providing investment advisory services to the Select Value Portfolio following the consummation of the Transaction under the same terms and conditions as Mesirow presently provides such services, and accordingly desire to enter into a new sub-advisory agreement on terms and conditions substantively identical with those of the Present Sub-Advisory Agreement, as set forth herein.


                              W I T N E S S E T H

     In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

     1.   IN GENERAL

               The Sub-Adviser agrees, as more fully set forth herein, to act as Sub-Adviser to the Fund with respect to the investment and reinvestment of the assets of the Select Value Portfolio and of any other series of common stock of the Fund as the parties may mutually agree and specify from time to time on Exhibit A hereto. The Select Value Portfolio and each other such series is referred to herein as a "Portfolio." The Sub-Adviser agrees to supervise and arrange the purchase of securities and the sale of securities held in the investment portfolios of each Portfolio specified on Exhibit A. It is understood that the Fund may create one or more additional series of shares and that, if it does so, this Agreement may be amended by the mutual written consent of the parties to include such additional series under the terms of this Agreement.

     2. DUTIES AND OBLIGATIONS OF THE SUB-ADVISER WITH RESPECT TO INVESTMENTS OF ASSETS OF THE PORTFOLIOS

               (a) Subject to the succeeding provisions of this section and subject to the oversight and review of the Adviser and the direction and control of the Board of Directors of the Fund, the Sub-Adviser shall:

                    (i) Determine what securities shall be purchased or sold by each Portfolio specified on Exhibit A;

                    (ii) Arrange for the purchase and the sale of securities
               held in each Portfolio specified on Exhibit A; and

                    (iii) Provide the Adviser and the Directors with such
               reports as may reasonably be requested in connection with the discharge of the foregoing responsibilities and the discharge of the Adviser's responsibilities under its Investment Advisory Agreement with the Fund and those of B.C. Ziegler and Company (the "Distributor") under its Distribution Agreement with the Fund.

               (b) Any investment purchases or sales made by the Sub-Adviser under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; and (2) the provisions of the Articles of Incorporation and By-Laws of the Fund as amended from time to time; (3) any policies and determinations of the Board of Directors of the Fund; and (4) the fundamental policies of the Fund, as reflected in its registration statement under the Act, or as amended by the shareholders of the Fund; provided that copies of the items referred to in clauses (2),
          (3) and (4) shall have been furnished to the Sub-Adviser.

               (c) The Sub-Adviser shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties ("disabling conduct") hereunder on the part of the Sub-Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) the Sub-Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Fund shall indemnify the Sub-Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) against any liability arising from the Sub-Adviser's conduct under this Agreement to the extent permitted by the Fund's Articles of Incorporation, By-Laws and applicable law.

               (d) Nothing in this Agreement shall prevent the Sub-Adviser or any affiliated person (as defined in the Act) of the Sub-Adviser from acting as investment advisor or manager for any other person, firm or corporation and shall not in any way limit or restrict the Sub-Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement or under the Act. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act and the Securities Act of 1933, except for information supplied by the Sub-Adviser for inclusion therein. The Sub-Adviser shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

               (e) In connection with its duties to arrange for the purchase and sale of each Portfolio's portfolio securities, the Sub-Adviser shall follow the principles set forth in any investment advisory agreement in effect from time to time between the Fund and the Adviser, provided that a copy of any such agreement shall have been provided to the Sub-Adviser. The Sub-Adviser will promptly communicate to the Adviser and to the officers and the Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

     3.   ALLOCATION OF EXPENSES

               The Sub-Adviser agrees that it will furnish the Fund, at the Sub-Adviser's expense, with all office space and facilities, equipment and clerical personnel necessary for carrying out the Sub-Adviser's duties under this Agreement. The Sub-Adviser will also pay all compensation of those of the Fund's officers and employees, if any, and of those Directors, if any, who in each case are affiliated persons of the Sub-Adviser.

     4.   CERTAIN RECORDS

               Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the Act which are prepared or maintained by the Sub-Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund or the Adviser on request.

     5.   REFERENCE TO THE SUB-ADVISER

               Neither the Fund nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Sub-Adviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Sub-Adviser, which approval shall not be unreasonably withheld.

     6.   COMPENSATION OF THE SUB-ADVISER

               The Adviser agrees to pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser as such, a management fee as specified on Exhibit A.

     7.   DURATION AND TERMINATION

               (a) This Agreement shall go into effect with respect to the Select Value Portfolio and replace the Present Sub-Advisory Agreement upon the later of: (i) consummation of the Transaction; or (ii) on the first business day following approval hereof by a vote of a "majority" (as defined in the Act) of the outstanding voting securities of the Select Value Portfolio. In the event the Transaction is not consummated for any reason, then this Agreement shall terminate automatically without ever having become effective and shall be considered void and of no further force or effect, and the Present Sub-Advisory Agreement shall continue in full force and effect unaffected by this Agreement unless and until terminated in accordance with its terms. In the event the parties hereto mutually agree that one or more series of the Fund should be included as additional "Portfolio(s)" hereunder, this Agreement shall become effective with respect to each such additional Portfolio on the date specified on Exhibit A hereto. Once effective with respect to any Portfolio(s), this Agreement shall, unless terminated as hereinafter provided, continue in effect for a period of two years with respect to such Portfolio, and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by a majority of the Fund's Board of Directors, or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the relevant Portfolio(s), and, in either case, a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

               (b) This Agreement may be terminated by the Sub-Adviser in its entirety or with respect to any one or more specifically identified Portfolios at any time without penalty upon giving the Fund and the Adviser sixty (60) days' written notice (which notice may be waived by the Fund and the Adviser) and may be terminated by the Fund or the Adviser in its entirety or with respect to any one or more specifically identified Portfolios at any time without penalty upon giving the Sub-Adviser sixty (60) days' written notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of its Directors in office at the time or by the vote of the holders of a "majority" (as defined in the Act) of the voting securities of each Portfolio with respect which the Agreement is to be terminated. This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Act). This Agreement will also automatically terminate in the event that the Investment Advisory Agreement by and between the Fund and B.C. Ziegler and Company is terminated for any reason.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereto affixed, all as of the day and year first above written.


PRINCIPAL PRESERVATION PORTFOLIOS, INC.      B.C. ZIEGLER AND COMPANY


By:   /s/ R.D. Ziegler                          By: /s/ Peter D. Ziegler
      ------------------------------                -------------------------
   R. D. Ziegler, President                        Peter D. Ziegler, President



                                          SKYLINE ASSET MANAGEMENT, L.P.


                                          By:   /s/ William M. Dutton
                                                ----------------------------
                                             William M. Dutton, President and
                                               Chief Executive Officer


                                EXHIBIT A TO THE

                    PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                         SKYLINE ASSET MANAGEMENT, L.P.

                             SUB-ADVISORY AGREEMENT


1.   Select Value Portfolio.

      a.  Determined pursuant to Section 7(a) of this Agreement.

      b. Management Fee: computed daily and paid monthly at the annual rate of 0.375 of one percent on the Select Value Portfolio's first $250 million of average daily net assets, reducing 0.025 of one percent on each $250 million thereafter, down to an annual rate of 0.325 of one percent on average daily net assets over $500 million.